Exhibit 99.1

News Release For Immediate Release
Novelis Announces Completion of $4.8 Billion Refinancing
Atlanta, Dec. 17, 2010 - Novelis Inc., the global leader in aluminum rolled products and beverage can recycling, today announced the completion of the previously announced refinancing transactions to recapitalize its balance sheet. The refinancing consisted of the sale of $1.1 billion of 8.375% Senior Notes due 2017, $1.4 billion of 8.75% Senior Notes due 2020 (collectively, the “New Senior Notes”) and a new $1.5 billion secured term loan credit facility.
The proceeds were used to refinance the company’s prior secured term loan credit facility, to fund its previously announced cash tender offers for any and all of its $1.124 billion 7.25% Senior Notes due 2015 (the “7.25% Notes) and its $185.0 million 11.50% Senior Notes due 2015 (the “11.50% Notes”) and to pay premiums, fees and expenses associated with the refinancing. In addition, a portion of the proceeds were used to fund a distribution of $1.7 billion as a return of capital to Novelis’ parent company.
Novelis also replaced its existing $800 million asset based loan (“ABL”) credit facility with a new $800 million ABL facility. The new ABL terms and conditions are similar to the existing facility.
“We are very pleased with the new capital structure which is a strategic move for Novelis and benefits our stakeholders,” said Steve Fisher, Chief Financial Officer for Novelis. “Our ability to raise $4.8 billion of debt and optimize our balance sheet is a testament to all the actions we’ve taken over the past two years to strengthen our business and solidify our financial position. The refinancing provides us with increased flexibility to address growth opportunities to further strengthen our global footprint.”
At the closing of the refinancing transactions, Novelis paid an aggregate of approximately $1.3 billion in total consideration, plus accrued and unpaid interest to holders of its 7.25% Notes and 11.50% Notes for $ 1,049 million, or 93.35%, of the outstanding 7.25% Notes and $ 184 million, or 99.30%, of the outstanding 11.50% Notes accepted for purchase in the company’s previously announced tender offers and consent solicitations. The tender offers will remain open through December 28, 2010, but any holder who tenders their 7.25% Notes or 11.50% Notes after the December 8, 2010 consent deadline, will not be eligible to receive a consent payment of $30 per $1000 principal amount of 7.25% Notes or 11.50% Notes that was payable to holders that tendered notes prior to the consent deadline.
The New Senior Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933 and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.
This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the New Senior Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the New Senior Notes will be made only by means of a private offering circular.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and beverage can recycling. The company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com.
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Media Contact	Investor Contact
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com
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